1.5% SENIOR UNSECURED CONVERTIBLE NOTE
R-1                                            July 30, 2012
U.S.$38,300,000
THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF JULY 30, 2012, AMONG THE COMPANY AND TOTAL GAS & POWER USA, SAS.
FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation (the “Company”), promises to pay to Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France, or its Permitted Transferees pursuant to Section 13 of this Note (the “Investor”), in lawful money of the United States and in immediately available funds (or in shares of Common Stock as provided herein), U.S. $38,300,000 (the “Face Amount”), all in accordance with the provisions of this Note. The “Issue Date” of this Note is July 30, 2012.
This Note was issued pursuant to the Securities Purchase Agreement, dated as of July 30, 2012 (as amended from time to time, the “Agreement”), among the Company and the Investor. Unless the context otherwise requires, as used herein, “Note” means any of the Convertible Notes issued to the Investor pursuant to the Agreement and any other similar convertible notes issued by the Company in exchange for, or to effect a transfer of, any Note and “Notes” means all such Notes in the aggregate.
1.Definitions. For purposes of this Note, the following definitions shall be applicable:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and 'under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
“Certificate of Incorporation” means the Company's Restated Certificate of Incorporation, as amended and as in effect on the date hereof.
“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.
“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on The NASDAQ Stock Market or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.
“Common Stock” means the Company's common stock, $0.0001 par value per share (or such other security into which such Common Stock is exchanged for (or becomes) pursuant to the consummation of a Capital Reorganization (as defined in Section 3(g))).
“Company License Agreement” means that certain license to be entered into by the Company pursuant to Section 11 of the Second Amendment.

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on July 31, 2012 or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.
“Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The indebtedness of the Company represented by this Note shall constitute Debt. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.
“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which this Note matures. The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Final Go Decision Date” has the meaning ascribed thereto in the Master Framework Agreement.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.
“Hedging Obligations” means, with respect to any person, the obligations of such person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.
“Intellectual Property” has the meaning ascribed thereto in the Agreement.
“Jet Go Decision” has the meaning ascribed thereto in the Master Framework Agreement.
“Joint Venture” shall mean the joint venture to be established between the Company and the Investor pursuant to Article 3 of the Master Framework Agreement.
“Larger Shareholder” shall mean any “person” or “group” (as each such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act) who shall “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, Voting Shares of the Company (measured by voting power rather than number of shares) representing a larger number of Voting Shares than the number of Voting Shares of the Company (measured by voting power rather than number of shares) “beneficially owned”, directly or indirectly, by the Investor and its Affiliates, in each case as reported on (or required to have been reported on to the extent any “executive officer” (as such term is defined in Rule 3b-7 under the Exchange Act) of the Company has actual knowledge of the number of such “person” or “group's” Voting Shares) the most recent Schedule 13D or Schedule 13G or an amendment to any such Schedule filed with the Securities and Exchange Commission by any such “person” or “group” or by the Investor or any of its Affiliates or as otherwise publicly announced by any such “person” or “group” or by the Investor or any of its Affiliates.
“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.
“License Terms” has the meaning ascribed thereto in the Second Amendment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction). Notwithstanding the foregoing, (x) prior to either the No-Go Decision Date or the Final Go Decision Date, a license to any Intellectual Property for uses other than those set forth in the scope of the License Terms shall not constitute a Lien hereunder, (y) following the No-Go Decision Date with respect to a particular JV Product or JV Products, a license to any Intellectual Property with respect to such JV Product or JV Products shall not constitute a Lien hereunder, and (z) following the Final Go Decision Date with respect to a particular JV Product or JV Products, a license to any Intellectual Property with respect to such JV Product or JV Products for uses other than those set forth in the scope of the Company License Agreement, shall not constitute a Lien hereunder.
“Master Framework Agreement” shall have the meaning specified in the Agreement.
“No-Go Decision Date” has the meaning ascribed thereto in the Master Framework Agreement.
“Permitted Transferees” shall mean any Affiliate of Total Gas & Power.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated July 30, 2012, by and among the Company and the Investor.
“Second Amendment” means the Second Amendment to the Technology License, Development, Research and Collaboration Agreement entered into by the Company and the Investor, as of July 30, 2012, as such amendment may be further amended from time to time after the date hereof.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Significant Subsidiary” shall have the meaning specified in the Agreement.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Trading Day” means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The NASDAQ Stock Market (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.
“Transfer” means, directly or indirectly, to offer, sell (including any short sale), transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the offer, sale (including any short sale), transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Conversion Shares “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by a Person or any interest (including any right to (x) all or any portion of the pecuniary interest in the security, including, without limitation, the right to receive dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion (if applicable) of the security, or (y) direct the voting of the security with respect to any matter for which the security is entitled to vote) in any Conversion Shares beneficially owned by a Person. Whether or not treated as an offer or sale of the Conversion Shares under the Securities Act, “Transfer” shall also include any hedging or other transaction entered into after the date hereof, such as any purchase, sale (including any short sale) or grant of any right (including without limitation any put or call option) with respect to any of the Conversion Shares or with respect to any security that includes or derives any significant part of its value from such Conversion Shares.
“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
2.Interest; Payment of Principal of Note; Cancellation of Note.

(a)Interest. This Note shall bear interest from the Issue Date on the Face Amount at a rate per annum equal to 1.50% (subject to Section 5(c)). Interest on this Note shall accrue daily and be due and payable in arrears on the Final Maturity Date and at such other times as may be specified herein. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing this Note shall bear interest on the Face Amount at a rate per annum equal to 2.50% (as may be further adjusted pursuant to Section 5(c)).

(b)Scheduled Payment of Principal. Unless paid, converted or cancelled and extinguished earlier in accordance with the terms hereof, the Company shall deliver to the

Investor cash in the amount of the Face Amount, together with all accrued and unpaid interest on this Note, on March 1, 2017 (the “Final Maturity Date”).

(c)Contribution of Note. On the Final Go Decision Date, if any, or as otherwise provided in the Master Framework Agreement, (i) other than upon the occurrence of a Jet Go Decision, this Note and all of the Debt represented by the Face Amount, and all accrued and unpaid interest thereon, shall be exchanged for equity interests in the Joint Venture in accordance with the provisions of the Master Framework Agreement, and after such exchange this Note shall be extinguished and of no further force and effect and the Company shall have no further obligations with respect hereto, and (ii) in the event of the occurrence of a Jet Go Decision, (x) 30% of the Debt represented by the Face Amount, and all accrued and unpaid interest on such portion of such Debt, shall be exchanged for equity interests in the Joint Venture in accordance with the provisions of the Master Framework Agreement, and after such exchange the portion of this Note representing such Debt shall be extinguished and of no further force and effect and the Company shall have no further obligations with respect hereto, and (y) upon receipt of this Note from the Investor, the Company shall promptly issue and deliver to the Investor a new Note in an aggregate principal amount equal to 70% of the Debt represented by the Face Amount.

3.Conversion Rights; Adjustments. The Investor shall have conversion rights as follows (the “Conversion Rights”):

(a)Investor's Right to Convert. At any time (i) after the tenth Trading Day prior to the Final Maturity Date and prior to the fifth Trading Day prior to the Final Maturity Date, (ii) after the earlier to occur of (x) the occurrence of a Change of Control and (y) the date of the Company's delivery of the Change of Control Notice pursuant to Section 4(b), and in each case and prior to the fifth Trading Day prior to the Final Maturity Date, (iii) when there shall then exist a Larger Shareholder after the No-Go Decision Date, or (iv) after the occurrence of an Event of Default, the Investor shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of the Investor, at any time within the period specified above into a number of fully paid and nonassessable authorized but unissued Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (as defined in Section 3(c)(i)) (the “Investor Optional Conversion”).

(b)The “Conversion Price” at which Common Stock shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be $7.0682. Such initial Conversion Price shall be subject to adjustment as provided below.

(c)Mechanics of Conversion.

(i)In order to exercise its rights pursuant to the Investor Optional Conversion, the Investor shall deliver written notice in the form of Exhibit 1 to the Company stating that the Investor elects to convert all or part of the Face Amount represented by this Note. Such notice shall state the Face Amount of Notes which the Investor seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Investor shall be deemed to be the beneficial owner of the underlying Common Stock as of such date.

(ii)The Investor shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to the Investor a certificate or certificates for the number of shares of Common Stock to which the Investor is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by the Investor in an aggregate principal amount equal to and in exchange for the unconverted portion of the principal amount of the Note so surrendered.

(iii)Upon conversion of this Note in whole or in part in accordance with the provision of Section 3(c) of this Note, the Company shall pay to the Investor, substantially concurrently with delivery of the shares of Common Stock issuable on such conversion (the “Conversion Shares”), any accrued and unpaid interest, through the day preceding the Conversion Date, on the portion of the Face Amount represented by this Note that has been so converted. In addition, upon conversion of this Note in whole or in part following a Change of Control the Company shall pay to the Investor, substantially concurrently with delivery of the Conversion Shares, an amount in cash equal to the interest that would have accrued at a rate per annum equal to 1.50% from such Conversion Date through the Final Maturity Date on the portion of the Face Amount represented by this Note that has been so converted if such Note (or portion of the Note) had not been converted (“Make-Whole Interest”). Notwithstanding the foregoing, in no event will the total amount of Make-Whole Interest exceed $19,118,030.05.

(iv)The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the outstanding Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes. In no event shall the Conversion Price be reduced to an amount less than the then par value of the Common Stock.

(v)No fractional shares of Common Stock shall be issued upon any conversion of the Notes pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Common Stock on the Conversion Date.

(vi)All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Investor to receive shares of Common Stock in exchange therefor, accrued and unpaid interest and Make-Whole Interest, if applicable, each as described in Section 3(b)(iii) and, if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.

(vii)If any conversion pursuant to this Section 3 is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of the Investor, be conditioned upon the closing with the underwriter of the sale of the Conversion Shares issuable to the Investor pursuant to such offering, in which event the Investor shall not be deemed to have converted such Notes until immediately prior to the closing of such sale of securities.

(d)Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after July 31, 2012 effect a subdivision of the outstanding shares of Common Stock, the Conversion Price and Conversion Price Floor (as defined in Section 3(e)) then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after July 31, 2012 combine the outstanding shares of Common Stock, the Conversion Price and Conversion Price Floor then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after July 31, 2012, shall make or issue a dividend or other distribution payable in (x) additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of capital stock of the Company, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Company's board of directors) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution. Notwithstanding the foregoing, in no event shall the Conversion Price be reduced below $5.99 (as may be adjusted pursuant to Section 3(d), the “Conversion Price Floor”) pursuant to this clause (e). If a distribution or dividend would cause the Conversion Price to be below the Conversion Price Floor if not for the immediately preceding sentence, the Company shall allow the Investor to participate in the dividend or distribution as if it held the number of shares of Common Stock that this Note would be convertible into at the close of business on the day immediately preceding the ex-dividend date or effective date, as the case may be, for such distribution or dividend, and no adjustment shall be made to the Conversion Price as a result of such distribution or dividend.

(f)Adjustment for Reclassification, Exchange or Substitution. If at any time after July 31, 2012, shares of Common Stock of the Company shall be changed into the same or a different number of shares of any class or classes of shares, whether by reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Company shall enter into an amendment to supplement to this Note to provide that the Note will become convertible (subject to Section 3(a)) into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g)Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after July 31, 2012 there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company's assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, the Company shall enter into an amendment or supplement to this Note to provide that the Note will become convertible (subject to Section 3(a)) into the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Investor after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of Conversion Shares) and the provisions of the Agreement and the Registration Rights Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

(h)No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Investor against impairment to the extent required hereunder.

(i)Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to the Investor a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

(j)Notice of Record Date. In the event:

(i)that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties;

(ii)that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company's outstanding shares of Common Stock or a share dividend or share distribution thereon);

(iv)of any Capital Reorganization; or

(v)of the involuntary or voluntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Investor, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up

(k)Notice of Adjustment to Conversion Price. The Company will provide notice to the Investor upon the occurrence of any adjustment to the Conversion Price.

(l)Lockup Agreement. In the event of an Investor Optional Conversion pursuant to clause (iii) of Section 3(a), the Investor shall not, without the prior written consent of the Company, Transfer any of the Conversion Shares other than as expressly permitted by, and in compliance with, the provisions of this Section 3(l):

(i)the Investor may Transfer any or all of its Conversion Shares to the Company or any of its Subsidiaries;

(ii)the Investor may Transfer all or any of its Conversion Shares in a transaction exempt from the registration requirements under the Securities Act to any of its Affiliates, so long as prior to or concurrent with any such Transfer such Affiliate agrees in writing to be bound by the terms hereunder as the “Investor” and such other terms hereunder applicable to the Investor, and agrees to transfer such Conversion Shares back to the Investor if it ceases to be an Affiliate of the Investor;

(iii)the Investor may Transfer all or any of its Conversion Shares pursuant to the terms of any tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of the Company are offered, permitted or required to participate as holders of Common Stock, provided that such tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other transaction has been approved or recommended by the Board of Directors (and which at the time of Transfer continues to be approved or recommended by the Board of Directors); or

(iv)following the date that is six (6) months after the date of such Investor Optional Conversion pursuant to clause (iii) of Section 3(a), the Investor may transfer all or any of its Conversion Shares pursuant to either an effective registration statement that is effective at the time of such transfer or pursuant to Rule 144 promulgated under the Securities Act, and any successor provision thereto.

Notwithstanding anything herein to the contrary, the restrictions set forth in this Article III shall terminate (i) upon the consummation of a Change of Control, or (ii) at such time as the Investor, together with its Affiliates, “beneficially owns” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) in the aggregate Voting Shares of the Company (measured by voting power rather than number of shares) representing less than five percent (5%) of the total voting power of all outstanding classes of voting stock of the Company.
4.Repurchase Right Upon a Change of Control.

(a)Upon the occurrence of a Change of Control, the Investor will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 4 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Face Amount of its Notes, plus any accrued and unpaid interest as of the Change of Control Payment Date (as defined in Section 4(b)(i)) (the “Change of Control Payment”), in addition to the Investor's right to convert the Notes pursuant to Section 3 above.

(b)On or before the 30th day after a Change of Control, the Company shall give to the Investor notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Investor's right to receive the Change of Control Payment arising as a result thereof. Each notice of the Investor's right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Investor pursuant to Section 15 and shall state:

(i)the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date of the Company's delivery of the Change of Control Notice;

(ii)the date by which the Change of Control Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;

(iii)the amount of the Change of Control Payment;

(iv)a description of the procedure which the Investor must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and

(v)the Conversion Price then in effect and the place where such Notes may be surrendered for conversion.

No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit the Investor's right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes. If any of the foregoing provisions or other provisions of this Section 4 are inconsistent with applicable law, such law shall govern.
(c)To exercise the Change of Control Repurchase Right, the Investor shall deliver to the Company, on or before the Trading Day immediately prior to the Change of Control Payment Date, (i) written notice of the Investor's exercise of such right, which notice shall set forth the name of the Investor, the Face Amount of Notes held by the Investor to be repurchased, and a statement that an election to exercise the Change of Control Repurchase Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Investor to convert the Notes shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.

(d)On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to the Investor in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company

(e)The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(g)Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Investor without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 4 shall be retired and cancelled.

(h)The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

5.Events of Default. Definitions. For purposes of this Note, the following events shall constitute an “Event of Default”:

(i)default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the principal of, or premium, if any, on this Note;

(ii)default in the payment of an installment of interest on the Notes, which failure continues for thirty (30) days after the date when due;

(iii)failure by the Company for thirty (30) days after notice from the Investor to comply with the provisions of Section 4 or Section 6 of this Note;

(iv)failure by the Company for sixty (60) days after notice from the Investor to comply with any of its other agreements in this Note or the Agreement (other than Section 8.6(b) of the Agreement);

(v)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the date of the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(vi)failure by the Company to pay final judgments aggregating in excess of $10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(vii)the Company:

(A)commences a voluntary case under any Bankruptcy Law,

(B)consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(C)consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)makes a general assignment for the benefit of its creditors, or

(E)is unable to pay its debts as they become due; or

(viii)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)is for relief against the Company;

(B)appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company; or

(C)orders the liquidation of the Company and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(ix)    failure by the Company to deliver when due the consideration deliverable upon conversion of this Note, which failure shall continue for a period of five days.
(b)Notice of Compliance. The Company shall be required to deliver to the Investor annually a statement regarding compliance with this Note, and the Company shall be required within five (5) days of becoming aware of any Default or Event of Default (or such earlier date as any such statement is provided to the holders of the Debt incurred pursuant to the Securities Purchase Agreement dated as of February 24, 2012) to deliver to the Investor a statement specifying such Default or Event of Default.

(c)Acceleration. If any Event of Default occurs and is continuing, the Investor may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default described in Section 5(vii) or (viii) with respect to the Company all outstanding Notes will become due and payable without further action or notice. The Investor may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree. Notwithstanding the foregoing (or anything to the contrary in the Agreement), the sole remedy of the Investor for a failure by the Company to comply with Section 8.6(b) of the Agreement shall, for the first 365 days after the occurrence of such failure, be the right, by notice to the Company by the Investor, to increase in the rate of interest on this Note to 6% for the first 180 days of such failure, and to 9% thereafter (which increased interest shall constitute liquidated damages for such failure).

(d)Waiver of Past Defaults. The Investor may waive any existing Default or Event of Default and its consequences under this Note. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(e)Rights of Investor to Receive Payment. Notwithstanding any other provision of this Note, the right of the Investor to receive payment of the principal of, and premium on, this Note, on or after the respective due dates expressed in the Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Investor

6.Limitation on Debt and Liens. The Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt, and the Company will not issue any Disqualified Stock and the Company will not permit its Subsidiaries to issue shares of preferred stock except for:

(a)Debt in an amount outstanding at any time not to exceed the greater of (i) $200 million in aggregate principal amount or (ii) 50% of the Company's total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission after giving effect to any reductions or additions to assets in accordance with GAAP since the date of such balance sheet) (and provided that Debt incurred pursuant to this clause (a) that is secured by a Lien on assets of the Company shall not exceed the greater of (i) $125 million in aggregate principal amount or (ii) 30% of the Company's total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP); provided that neither the Company nor any of its Subsidiaries shall incur any Debt pursuant to this clause 6(a) if the issuance of such Debt would prohibit the Company from issuing the maximum amount of Notes to be issued by the Company under the Agreement;

(b)Debt in existence on February 27, 2012;

(c)the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries.

(d)Debt of the Company that is (i) contractually subordinated in right of payment to the Notes, (ii) matures 91 days after the Notes and (iii) is less than $50 million in aggregate principal amount at any one time outstanding;

(e)Debt of the Company (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, or (B) under interest rate, currency, commodity or similar hedges, swaps and other derivatives entered into with one or more financial institutions that is designed to protect such the Company against fluctuations in interest rates or currency exchange rates, commodity prices or other market fluctuations and is not entered into for speculative purposes; and

(f)Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a "refinancing"), (1) the Notes or (2)

debt in existence on the Issue Date, and (3) Debt incurred pursuant to clause (c) of this paragraph, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (f)); provided, however, that (A) Debt, the proceeds of which are used to refinance the Notes, or Debt which is pari passu with the Notes (including Debt incurred pursuant to the Securities Purchase Agreement, dated as of February 24, 2012, among the Company and the purchasers named therein) or subordinate in right of payment to the Notes, shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes (including Debt incurred pursuant to the Securities Purchase Agreement, dated as of February 24, 2012, among the Company and the purchasers named therein), the refinancing Debt is Incurred by the Company and made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is incurred by the Company and is subordinated to the Notes in a manner that is at least as favorable to the Investor as that of the Debt refinanced; (B) refinancing Debt with respect to Debt incurred pursuant to clause (c) of this paragraph shall not be secured by a Lien on any assets other than the assets securing the Debt so refinanced, and any improvements or additions thereto, and (C) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced.
For purposes of determining compliance with this Section 6, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.
(g)The Company will not create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for (a) the Liens described in Section 6(a) and 6(c) (including the refinancing of Liens described in Section 6(c) pursuant to Section 6(f)), (b) Permitted Liens, and (c) any Liens in existence on the Issue Date (including the refinancing thereof pursuant to Section 6(f)). Notwithstanding the foregoing, without the prior written consent of the Investor, which consent shall not be unreasonably withheld, the Company will not create, incur, assume or suffer to exist any Lien of any kind on any of its Intellectual Property that is subject to or within the scope of the License Terms, unless the secured party acknowledges in writing that its Lien shall not restrict the Company from granting and performing its obligations under any license agreement entered into in accordance with the License Terms, and that the rights of the secured party under its Lien shall be subordinate and subject to the rights of the licensees under any such licenses, and (ii) there shall be no restriction on the ability of the Company to create, incur, assume or suffer to exist any Lien of any kind on any of its Intellectual Property that is not subject to or within the scope of the License Terms or, once executed, the Company License Agreement.

As used herein, “Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges or levies that are not overdue for a period of more than thirty (30) days or which are being contested in good faith; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords' Liens under leases; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 5(a)(vi) or securing appeal or other surety bonds related to such judgments.
7.Successors.

(a)Merger, Consolidation or Sale of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(i)the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or the parent company thereof, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement; and

(ii)immediately after such transaction no Default or Event of Default exists.

(b)Successor Corporation Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged, or the parent company thereof, or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note, the Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.

8.Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Investor.

9.Place of Payment. Payments of principal, interest, and premium, if any, consideration deliverable upon conversion of this Note (unless otherwise specified in the conversion notice) and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified in the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any Permitted Transferee of this Note in accordance with Section 3 of this Note.

10.Costs of Collection. In the event that the Company fails to (a) pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of principal, interest and/or premium hereunder or (b) deliver when due the consideration deliverable upon conversion of this Note, the Company shall indemnify and hold harmless the Investor of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal, interest, premium and/or consideration, including, without limitation, reasonable attorneys' fees and expenses.

11.Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

12.Benefits of the Agreement. The Investor and all transferees of this Note (to the extent such transfer is permitted by the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

13.Registration of Transfer and Exchange Generally.

(a)Registration, Registration of Transfer and Exchange Generally. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.

Subject to the provisions of the Agreement regarding restrictions on transfer and provided the Permitted Transferee agrees to be bound by the terms of this Note and the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note (unless the transferor holds a lesser denomination, in which case no such restriction shall apply)), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.
At the option of the Investor, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company's principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Investor making the exchange is entitled to receive.
All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.
Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Investor.
No service charge shall be made for any registration of transfer or exchange of Notes.
(b)Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such indemnity as may be reasonably requested by the Company to save itself harmless, then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
Every new Note issued pursuant to this Section 13 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.
The provisions of this Section 13 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
14.Governing Law.

(a)    THIS NOTE, AND THE PROVISIONS, RIGHTS, OBLIGATIONS, AND CONDITIONS SET FORTH HEREIN, AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO, INCLUDING ALL DISPUTES AND CLAIMS, WHETHER ARISING IN CONTRACT, TORT, OR UNDER STATUTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PROVISIONS.
(b)    Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Note or any and all disputes arising out of, or in connection with, transactions in any way related to this Note and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the Southern District of New York. The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. § 1404 or 1406 (or any successor statute). In the event the United States District Court for the Southern District of New York does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the state of New York.
15.Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case to the applicable address set forth below:

(i)if to the Company, to:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
United States of America
Attn:     General Counsel
Fax. No.: +1 (510) 842-1460
with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA  94111-5994
United States of America
Attn:    Michael S. Dorf
Fax. No.: +1 (415) 616-1446

(ii)if to the Investor, to:
Total Gas & Power USA, SAS
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Attn:     Bernard Clément
Fax. No.: +331 4744 8178

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
United States of America
Attn:     David J. Segre
Michael A. Occhiolini
Richard Cameron Blake
Fax No.: +1 (650) 493-6811
Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on July 30, 2012.

AMYRIS, INC.
By: /s/ John Melo
Name: John Melo
Title: President and Chief Executive Officer

EXHIBIT 1
(To be Executed by Investor in order to Convert Note)
CONVERSION NOTICE
FOR
1.5% SENIOR UNSECURED CONVERTIBLE NOTE DUE 2017
The undersigned, as holder of the 1.5% Senior Unsecured Convertible Note due 2017 of AMYRIS, INC., (the “Company”), in the outstanding principal amount of U.S. $38,300,000 (the “Note”), hereby elects to convert that portion of the outstanding principal amount of the Note shown on the next page into shares of the Company's common stock, $0.0001 par value per share (the “Common Stock”), of the Company, accrued and unpaid interest and Make-Whole Interest, if any, in accordance with and in compliance with the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Investor for any conversion, except for transfer taxes, if any.
Conversion Information    TOTAL GAS & POWER USA, SAS:
By:
Print Name:
Print Title:
Address:
2, Place Jean Millier
La Défense 6
92400 Courbevoie
France
Attn: Bernard Clément
Fax. No.: +331 4744 8178

Issue Common Stock:
at:

Date of Conversion

Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF SHARES OF COMMON STOCK TO
BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for: Total Gas & Power USA, SAS

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:		$

Conversion Price		$

Number of shares of Common Stock =	Total dollar amount converted =	$
Conversion Price
Number of shares of Common Stock =

Please issue and deliver ___ certificate(s) for shares of Common Stock in the following amount(s):

Please issue and deliver ___ new Note(s) in the following amounts:

Schedule A

Notes Issued by Registrant

Note Number	Date of Note	Amount	Conversion Price
R-1	July 30, 2012	$38,300,000	$7.0682
R-2	September 14, 2012	$15,000,000	$7.0682